UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 11, 2008
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-32974	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1701 East “E” Street
PO Box 50850
Casper, Wyoming, USA	85605
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 7.01.	Regulation FD Disclosure.

On September 11, 2008, Uranerz Energy Corporation (“Uranerz”) filed the attached news release entitled “Uranerz Announces Sale of Mongolian Property Interests”, announcing that Uranerz and its joint venture partner, Bluerock Resources Ltd. (“Bluerock”) have completed the sale of 100% of their Mongolian joint venture project to Jindal Steel & Power (Mauritius) Limited. The Mongolian joint venture assets, transferred by means of a subsidiary sale of the joint venture holding vehicle, Rolling Hills Resources LLC (“RHR”), were previously deemed by Uranerz to be non-core assets; the Company’s primary goal remains to carry forward its Powder River Basin projects into near-term commercial operations, subject to required regulatory approvals.

Bluerock has been acting, for the past three years, as the manager of the Mongolian Project with primary responsibility over its day-to-day operations. Pursuant to a joint venture agreement between the parties, Bluerock held a 60% ownership interest in the Mongolian Project, with Uranerz holding the remaining 40%. Bluerock made expenditures during the 2006 and 2007 seasons to explore the Mongolian Project area, which resulted in Bluerock earning its 60% project interest.

The Divestiture included all Mongolian Project uranium exploration licenses, equipment, receivables and other existing material assets maintained in Mongolia, and was subject to the fulfillment of certain conditions such as the completion of a satisfactory due diligence review by Jindal and its representatives. Customary representations and warranties relating to the assets were given by each of Uranerz and Bluerock. The Divestiture provides Uranerz with an overall gain on the sale of approximately U.S. $950,000. Uranerz no longer has any property interests in Mongolia.

Item 9.01.	Exhibits.

The following Exhibits relating to Item 7.01 are intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

(99.1)	Press Release dated September 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: September 16, 2008	By:	/s/ “Sonya Reiss”
Sonya Reiss
Vice President, Corporate Affairs and Secretary